Exhibit 5.1

CONSENT OF INDEPENDENT CHARTERED PROFESSIONAL ACCOUNTANTS

We have issued our report dated April 19, 2021, with respect to the consolidated financial statements of Skylight Health Group Inc. (formerly CB2 Insights Inc.) contained in this Registration Statement on Form F-10. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and to the reference to our firm under the headings “Documents Filed as Part of the Registration Statement,” “Experts and Interests of Experts” and “Exhibits” in the prospectus forming part of the Registration Statement.

Chartered Professional Accountants

License Professional Accountants

Mississauga, Canada

October 4, 2021